Exhibit 10.1

GRAY TELEVISION, INC.
EXECUTIVE AND KEY EMPLOYEE
CHANGE In CONTROL SEVERANCE PLAN

Effective as of August 7, 2017

GRAY TELEVISION, Inc.
EXECUTIVE AND KEY EMPLOYEE
CHANGE In CONTROL SEVERANCE PLAN

Effective as of August 7, 2017

Section 1

Definitions

Capitalized terms used in the Plan and not elsewhere defined herein shall have the meanings set forth in this Section:

1.1     “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

1.2     “Agreement” shall mean a confidential settlement agreement and general release in the form attached hereto as Exhibit A.

1.3     “Base Salary” shall mean the greater of (a) the Participant’s annual rate of base pay on the Participant’s Termination Date and (b) the Participant’s highest annual rate of base pay during the 90-day period preceding the Change in Control, in each case as reflected on the Employer’s payroll records, and not including bonuses, overtime pay, compensatory time-off, commissions, incentive or deferred compensation, employer contributions towards employee benefits, or any other additional compensation.  For purposes of this Plan, a Participant’s annual base pay or annual salary shall include any salary reduction contributions made on his or her behalf to any plan of the Company or the Employer under Section 125, 132(f) or 401(k) of the Code.

1.4     “Board” shall mean the Board of Directors of the Company, or such person or group of persons (including without limitation a committee of such Board of Directors) to whom such Board of Directors delegates responsibilities under this Plan.

1.5     “Cause” shall mean any of the following:

(a)     conduct by the Participant that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of his or her duties to the Company, or conduct that has materially and adversely affected the business, reputation or interest of the Company or any of its Affiliates;

(b)     the breach by the Participant of any covenant, promise or agreement with the Company, or the failure by the Participant to otherwise perform his or her duties to the Company in the manner and to the extent required, or the breach by the Participant of any other obligation owed by the Participant to the Company or the failure by the Participant to comply with policies, procedures and directions adopted or established by the Company;

(c)     the indictment or conviction of the Participant of a felony; or

(d)     misappropriation of or intentional material damage to the property or business of the Company.

1.6     “Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

1.7     Reserved

1.8     “Change in Control” shall mean the occurrence (after the effective date of this Plan) of any of the following events:

(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock of the Company; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (iv) any acquisition by any such person or group pursuant to a transaction that complies with clauses (i) and (ii) of Section 1.8(c); or (v) any acquisition by a Permitted Holder;

(b)     during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company’s shareholders, of each new director is approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period but excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company;

(c)     consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the total voting power represented by the outstanding Voting Stock of the Company immediately prior to consummation of such Business Combination beneficially own, immediately following consummation of such Business Combination, directly or indirectly, more than 50% of the total voting power represented by the then-outstanding Voting Stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (ii) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power represented by the then-outstanding Voting Stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination; or

(d)     approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

1.9     “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA.

1.10     “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.11     “Company” shall mean Gray Television, Inc., a Georgia corporation.

1.12     “Disability” shall mean, with respect to any Participant, that such Participant (a) as determined by the Board in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

1.13     “Eligible Employees” shall mean all Executive Officers and Key Employees of an Employer.

1.14     “Employer” shall mean the Company and its Subsidiaries and Affiliates that participate in the Plan with the approval of the Board.

1.15     “Employment Agreement” shall mean any effective employment, severance, consulting or similar agreement (including any offer letter) between the Employer and a Participant.

1.16     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.17     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.18     “Executive Officer” shall mean each active, full-time executive officer of the Company, as designated from time to time by the Board.

1.19     “Good Reason” shall mean the occurrence of any of the following events: (a) a material and permanent diminution of the authority, duties or responsibilities of the Participant; (b) a material diminution in the Participant’s aggregate base salary or annual incentive opportunity; or (c) the permanent reassignment of the Participant to a worksite outside of a fifty (50) mile radius from the Participant’s current office location; provided, however, that none of the foregoing events or conditions will constitute “Good Reason” unless: (x) the Participant, within sixty (60) days following the occurrence thereof; provides the Employer with written objection to the event or condition and written notice of Participant’s intention to invoke the right to terminate for Good Reason, (y) the Employer does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection; and (z) the Participant actually terminates his employment within sixty (60) days following the expiration of that cure period. The Participant may not invoke termination for Good Reason if Cause exists at the time the Participant invokes such right to terminate employment for Good Reason, or at any time between such date and the date the Participant actually terminates employment for Good Reason pursuant to the preceding sentence.

1.20     “Involuntary Termination” shall mean the termination of a Participant’s employment by the Employer for any reason within 24 months following a Change in Control provided that the Participant has experienced a Separation from Service; provided, however, that an Involuntary Termination of a Participant’s employment shall not occur if:

(a)     the termination of the Participant’s employment is due to (i) the transfer of the Participant to an Affiliate or Subsidiary of the Company, (ii) the transfer of any operations of the Company or a Subsidiary, operation, section or division of the Company to an Affiliate of the Company or an entity unrelated to the Company (irrespective of whether assets of the Company or any such Subsidiary, operation, section or division are sold or transferred to such unrelated entity), or (iii) the purchase of the Company or a Subsidiary, operation, section or division of the Company by a third party purchaser, and, in each case, the Participant is offered comparable employment by the purchaser, as determined by the Company in its sole discretion;

(b)     the Participant’s employment terminates on account of the Participant’s (i) death, (ii) Disability or (iii) retirement under a retirement plan of the Company that is qualified under section 401(a) of the Code covering such Participant, provided that, for the avoidance of doubt, a termination by the Company without Cause or by a Participant for Good Reason shall not fail to be an Involuntary Termination or a Voluntary Termination, as applicable, merely because the Participant is retirement eligible as described in this clause (iii);

(c)     the Participant’s employment is terminated for Cause; or

(d)     the Participant resigns his employment with the Employer without Good Reason or fails to continue reporting to work through the Termination Date, unless the Employer agrees in writing to release him earlier.

1.21     “Key Employee” shall mean each active, full-time employee designated in writing by the Board. For purposes of the Plan, a full-time employee is an employee of the Company or an Employer who is regularly scheduled to work at least 32 hours per week.

1.22     “Parent Entity” shall mean any Person of which the Company at any time is or becomes a Subsidiary after the effective date of the Plan and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

1.23     “Participant” shall mean an Eligible Employee who is designated for participation as set forth in Section 2.

1.24     “Permitted Holder” shall mean (a) the estate of J. Mack Robinson; (b) Harriet J. Robinson and her lineal descendants, spouses of her lineal descendants; (c) in the event of the incompetence or death of any of the Persons described in clause (b), such Person’s estate, executor, administrator, committee or other personal representative; (d) any trusts created for the benefit of the Persons described in clause (a) or (b); (e) any Person controlled by any of the Persons described in clause (a), (b), (c) or (d); and (f) any group of Persons in which the Persons described in clause (a), (b), (c), (d) or (e), individually or collectively, control such group. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.

1.25     “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

1.26     “Plan” shall mean this Gray Television, Inc. Executive And Key Employee Change in Control Severance Plan.

1.27     “Plan Administrator” shall mean the Board in its capacity as administrator of the Plan, or such person as the Board shall designate.

1.28     “Plan Year” shall mean the calendar year; provided that the initial Plan Year of the Plan shall begin on January 1, 2017 and end on December 31, 2017.

1.29     “Preferred Stock” as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

1.30     “Senior Key Employee” shall mean an officer of the Company who reports directly to the Chief Executive Officer of the Company or is otherwise designated by the Chief Executive Officer and the Board as a Senior Key Employee for purposes of the Plan.

1.31     “Separation from Service” shall mean a “separation from service” as defined under Section 409A of the Code.

1.32     “Severance Factor” shall mean the factor applicable to the applicable Participant’s position as set forth in the following table:

Position of Participant	Factor
Chief Executive Officer	3.0
Senior Key Employee	2.0
Other Participants	1.0

1.33     “Severance Period” shall mean a period of time beginning on the Termination Date, the duration of which is the number of years (including fractional years) equal to the Participant’s Severance Factor.

1.34     “Stock” shall mean, collectively, the Company’s Class A Common Stock, without par value, and the Company’s common stock, without par value.

1.35     “Subsidiary” shall mean, with respect to any Person, a corporation, company or other entity (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by such Person.

1.36     “Termination” shall mean either an Involuntary Termination or a Voluntary Termination.

1.37     “Termination Date” shall mean the effective date of the termination of the Participant’s employment with the Employer as designated by the Employer in writing in the case of an Involuntary Termination and the date of the Participant’s resignation in the case of Voluntary Termination.

1.38     “Voluntary Termination” shall mean the Participant’s resignation from employment with the Employer for Good Reason within 24 months following a Change in Control, provided that the resignation results in a Separation from Service.

1.39     “Voting Stock” means, with respect to any Person, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 2

Participation

2.1     An Eligible Employee shall become a Participant in this Plan only if he (a) is the Chief Executive Officer of the Company, (b) is a Senior Key Employee, or (c) is an Executive Officer or a Key Employee designated by the Board as a Participant in this Plan.

Section 3

Eligibility for Benefits

3.1     Conditions for Eligibility.  Subject to the conditions and limitations of this Section 3 and the other provisions in the Plan, a Participant shall be entitled to the severance benefits described herein only upon satisfaction of all the following conditions (and all other applicable conditions contained herein):

(a)     he suffers a Termination;

(b)     he executes a Confidential Agreement and General Release without modification and in its entirety no later than forty-five (45) days after the Termination Date, and he does not timely revoke the Agreement;

(c)     he returns to the Employer any property of the Company or the Employer which has come into his possession; and

(d)     he remains actively at work through his Termination Date unless the Employer agrees in writing to release the Participant from employment earlier than the Termination Date.

3.2     Exclusions. Each Participant shall cease to be entitled to severance benefits, upon the earliest to occur of the following:

(a)     his breach of the Agreement or the invalidity or unenforceability of such Agreement;

(b)     his engaging in any conduct which is described in the definition of “Cause” in Section 1.5 of this Plan;

(c)     his reemployment by the Company or an Employer; or

(d)     his breach of Section 10 of the Plan.

Section 4

Severance Benefits After a Change in Control

4.1     Benefits. If a Participant experiences a Termination within 24 months following a Change in Control, and complies with all of the other terms and conditions of the Plan, he shall be eligible to receive:

(a)     a severance payment in an amount equal to the product of (i) the sum of the Participant’s annual Base Salary plus the Participant’s current target annual cash incentive in effect immediately prior to the Change in Control multiplied by (ii) the Participant’s Severance Factor, payable in a lump sum (except as otherwise provided in Section 8.15) on the sixtieth (60th) day following the Terminate Date;

(b)     a payment in an amount equal to the Participant’s target annual cash incentive for the calendar year in which the Termination occurs, pro-rated based on the number of days that elapse between January 1 of such year and the Termination Date, payable in a lump sum (except as otherwise provided in Section 8.15) on the sixtieth (60th) day following the Terminate Date;

(c)     if the Participant timely elects to continue group health care coverage under COBRA, subject to the Company’s COBRA policies, the Company will reimburse the Participant for a portion of the Participant’s monthly COBRA payment (as described below) until the earliest of (i) the termination of the Participant’s COBRA period; (ii) the expiration of the Participant’s Severance Period; or (iii) the date on which the Participant becomes eligible to receive any medical benefits under any plan or program of any other employer. The Participant will be responsible for payment of the COBRA premium and will be reimbursed by the Company for the portion of the premium that the Company would have paid if the Participant had continued to be an employee of the Company. If the COBRA period expires before the applicable Severance Period has elapsed following the Participant’s termination of employment, the Company shall pay the Participant a monthly amount equal to the monthly contribution that the Company would have paid for the Participant’s coverage under the applicable group health plan of the Company if the Participant had continued as an employee of the Company until the earlier of (x) the expiration of the applicable Severance Period or (ii) the date on which the Participant becomes eligible to receive any medical benefits under any plan or program of any other employer. Such benefit will be taxable to the Participant;

(d)     with respect to any equity awards the Participant may have received under any equity compensation plans or arrangements sponsored by the Company, its successor or any of their respective Subsidiaries or Affiliates (i) such awards that are unvested shall immediately vest, and for stock options become exercisable, upon the termination of the Participant’s employment and otherwise be subject to terms consistent with such plan or arrangement, including the time for payment of such award; provided, however, that any awards subject to vesting upon the attainment of performance goals shall become vested in an amount equal to (A) the total portion of the award that would have vested following the end of the performance period based on target performance in accordance with the terms of the governing arrangements under which such performance-based awards were granted, less (B) the portion of the award that had already become vested as of the Termination Date in respect of such award, but in no event may negative discretion be exercised with respect to any such performance awards; and (ii) if any such equity awards are stock options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, those stock options will, to the extent not exchanged for consideration other than a stock option, cancelled or forfeited in connection with the applicable Change of Control, be exercisable for a period of twelve months following the Termination Date, but in no event later than the date on which the stock options would have expired if the Participant had remained in continuous employment with the Company; and

(e)     an amount equal to all of the Participant’s accrued but unpaid Base Salary and accrued but unused vacation pay under the Company’s vacation policy, to the extent not already paid, as of the Termination Date, payable in a lump sum (except as otherwise provided in Section 8.15) on the sixtieth (60th) day following the Terminate Date.

4.2     Reemployment of Participant.  If a Participant who is receiving severance benefits is reemployed by the Company or breaches the Agreement, payment of severance benefits shall immediately cease.  In the event that severance benefits are paid in a lump sum, upon rehire by the Company, the Participant shall be required to repay to the Company the portion of the total severance benefits that would not have been paid to him if he had been receiving his severance benefits in semi-monthly installments.

4.3     Death of Participant. If a Participant dies prior to payment of all severance benefits to which he is entitled, any unpaid severance benefits shall be paid to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate.

Section 5

Tax Adjustments

Notwithstanding any provision of this Plan to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Participant or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of the Participant under this Plan. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of the lump sum amount set forth in Section 4.1(a), (b) reduction of the lump sum amount set forth in Section 4.1(b) and (c) reduction, on a pro-rata basis, of any other “Excess Parachute Payments” payable under any plan or arrangement.

Section 6

Other Severance Benefits Under Other Programs or Under Law

6.1     Participants in the Plan who actually become entitled to benefits under this Plan shall not be entitled to receive any other severance or termination payments under any Employment Agreement or any general severance or separation pay program, policy or practice of the Employer, or any notice payments (or notice in lieu of severance) from the Employer.  In addition, the Participant’s benefits under the Plan will be reduced by the amount of any severance or termination payments, or pay in lieu of notice, which are required to be paid by the Company or the Employer to the Participant under any Federal, State, provincial, local or other law (including any payment pursuant to the Worker Adjustment and Retraining Notification Act or any comparable State, local, or provincial law).

Section 7

Administration

7.1     Plan Interpretation and Benefit Determinations.  The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents (including without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan) and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

Without limiting the generality of the foregoing paragraph, the Plan Administrator shall have the discretionary authority and power to:

(a)     take all actions and resolve all questions (including factual questions) with respect to the eligibility for, and the amount of, benefits payable under the Plan to Participants or their beneficiaries;

(b)     formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c)     decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d)     resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan; and

(e)     process, and approve or deny, benefit claims and rule on any benefit exclusions.

Notwithstanding the foregoing provisions of this Section 7.1, all decisions of the Plan Administrator as to the facts of any case, and the application thereof to any case, as to the interpretation of any provision of the Plan or its application to any case, and as to any other interpretative matter or other determination or question under the Plan shall be subject to de novo review by any court of competent jurisdiction or any other relevant authority, including any mediator requested under Section 7.4.

7.2     Benefit Claims.  The Company will normally advise a Participant of his right to benefits under the Plan at the time that a Termination of the Participant’s employment takes place.  A Participant may also make a claim concerning his or her right to receive a benefit under the Plan (a “Claim”) by filing that Claim with the Company’s Vice President—Human Resources at the following address:

Gray Television, Inc.
4370 Peachtree Road
Atlanta, Georgia 30319
Attention: Vice President—Human Resources

A Claim must be made by a Participant within 60 days following his Termination Date.

7.3     Appealing Benefit Claims.  The Participant will be informed of the decision of the Plan Administrator with respect to a Claim within 90 days after it is filed.  Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review a Claim.  If this occurs, the Participant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the Claim.

A denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(a)     the specific reason or reasons for the denial;

(b)     specific reference to pertinent Plan provisions on which the denial is based;

(c)     a description of any additional material or information necessary for the claimant to perfect the Claim and an explanation of why such material or information is necessary; and

(d)     an explanation of the claim review procedure.

A claimant whose Claim is denied (or his duly authorized representative) may, within 60 days after receipt of denial of his Claim, request a review of such denial by the Plan Administrator by filing with the Plan Administrator a written request for review of his Claim.  If the claimant does not file a request for review with the Plan Administrator within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his Claim.  If a written request for review is so filed within such 60-day period, the Plan Administrator shall conduct a full and fair review of such Claim.  During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his Claim and to submit issues and comments in writing.  The Plan Administrator shall notify the claimant of its decision on review within 60 days after receipt of a request for review; provided, however, that if special circumstances require an extension of time for processing the Claim, then the Plan Administrator shall provide written notice of the extension to the Participant prior to the expiration of the initial 60-day period.  In no event shall such extension exceed a period of 60 days from the end of the initial period.  The extension notice shall set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to reach a decision on review.  Notice of the decision on review shall be in writing and will contain such information as is required by applicable United States Department of Labor Regulations.  If the decision on review is not furnished to the claimant within such 60-day period, the Claim shall be deemed to have been denied on review.

7.4     Non-Binding Mediation.  In the event the Participant is not satisfied with the decision on an appeal made pursuant to Section 7.3, and the amount of the Claim equals or exceeds $5,000, notwithstanding anything in Section 7.3 to the contrary, the Participant may request that the Claim be submitted to non-binding mediation administered by the American Arbitration Association under the Mediation Rules specified in its National Rules for the Resolution of Employment Disputes.  All fees and expenses of the mediator and all other expenses of the mediation procedures, except for attorneys’ fees and witness expenses, shall be shared equally by the Participant and the Company.  Each party shall bear its own witness expenses and attorneys’ fees.

Section 8

Miscellaneous

8.1     Tax Withholding.  The Company shall have the authority to withhold or to cause to be withheld applicable taxes from any payments made under or in accordance with the Plan to the extent required by law.  In addition, the Company and the Employer shall have the right to delay or permanently withhold any benefit under this Plan to the extent that the payment of such benefit would constitute a violation of Section 409A of the Code.

8.2     Unfunded Plan.  The Plan is unfunded.  Each Employer shall pay the full cost of the benefits payable under the Plan to employees of such Employer out of its general assets.

8.3     Not a Contract of Employment.  The Plan shall not be deemed to constitute a contract of employment, or to impose on the Company or any Employer any obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company or the Employer; nor shall any provision hereof restrict the right of the Company or the Employer to discharge any of its employees or restrict the right of any such employee to terminate his employment with the Company or the Employer.

8.4     Choice of Law.  The Plan shall be construed and governed under the laws of the State of Georgia, except to the extent Federal law is applicable.

8.5     Effect of Invalidity of Provision.  If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and such provision shall, to the extent possible, be modified in such manner as to be valid and enforceable but so as to most nearly retain the intent of the Company.  If such modification is not possible, the Plan shall be construed and enforced as if such provision had not been included in the Plan.

8.6     Records.  The records of the Company with respect to years of service, employment history, Base Salary, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

8.7     Successors and Binding Effect.

(a)     The Company shall require any successor (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company for the purposes of the Plan), to assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

(b)     The rights under the Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)     The rights under the Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section 8.7.  Without limiting the generality of the foregoing, a Participant’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)     The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

(e)     The Company recognizes that each Participant will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Participant shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under the Plan.

8.8     Payments to Certain Participants.  In making any distribution to or for the benefit of any incompetent Participant, or any other Participant who, in the opinion of the Plan Administrator, is incapable of properly using, expending, investing, or otherwise disposing of such distribution, the Plan Administrator, in its sole and complete discretion may, but need not, make such distribution to a court-appointed guardian or committee of any incompetent Participant, or to any adult with whom such person temporarily or permanently resides; and any such guardian, committee, or other person shall have full authority and discretion to expend such distribution for the use and benefit of such person; and the receipt of such guardian or committee, or other person shall be a complete discharge to the Plan Administrator and this Plan, without any responsibility on the part of the Plan Administrator to see to the application of amounts so distributed.

8.9     Correction of Participants’ Benefits.  If an error or omission is discovered in the amount distributed to a Participant, the Plan Administrator will make such equitable adjustments in the records of the Plan as may be necessary or appropriate to correct such error or omission as of the Plan Year in which such error or omission is discovered; provided, however, that if the error is discovered within the last 60 days of a Plan Year, then the corrective action may be completed in the following Plan Year.

8.10     Liability Limited.  To the extent permitted by applicable law, neither the Board, nor any member thereof, nor the Employer shall be liable for any acts of omission or commission in administering the Plan, except for his or its own individual, willful misconduct.  The Employer, Plan Administrator and each member of the Board shall be entitled to rely conclusively on all valuations, certificates, opinions and reports which shall be furnished by an accountant, insurance company, counsel or other expert who shall be employed or engaged by the Board or the Employer.

8.11     Legal References.  Any reference in this Plan to a provision of law which is, subsequent to the effective date of this Plan, revised, modified, finalized or redesignated, shall automatically be deemed a reference to such revised, modified, finalized or redesignated provision of law.

8.12     Electronic Means of Communication.  Whenever, under this Plan, a Participant is required or permitted to provide a notice, request a distribution, or otherwise communicate with the Employer, the Plan Administrator, or a delegate of either of them, to the extent permitted by applicable law, the notice, distribution request or other communication may be transmitted by means of telephonic or other electronic communication, if the administrative procedures under the Plan provide for such means of communication.

8.13     Gender and Number.  As used herein, the masculine pronoun shall include the feminine, and the singular shall include the plural, unless a contrary meaning is clearly intended.

8.14     Captions.  The captions in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

8.15     Section 409A.

(a)     To the extent applicable, this Plan is intended to comply with, or be exempt from, the provisions of Section 409A of the Code.  This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Section 409A of the Code and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Section 409A and the applicable Treasury Regulations. Notwithstanding anything to the contrary in this Plan, if any portion of the amounts payable under Section 4 constitute a “deferral of compensation,” that portion of the amounts payable under Section 4 will be paid on the latest of (a) the sixtieth (60th) day following the date of the Participant’s Separation from Service, or (b) if the Participant is a “specified employee,” the first day of the seventh month after the Participant’s Separation from Service, or earlier upon the Participant’s death. “Deferral of compensation” and “specified employee” have the meanings ascribed to such phrases in Section 409A of the Code. For purposes of application of Section 409A of the Code, to the extent applicable, each payment made under this Plan shall be treated as a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

(b)     Notwithstanding any provision of this Plan to the contrary, to the extent any reimbursement or in-kind benefit provided under this Plan is nonqualified deferred compensation within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 9

Amendment or Termination of the Plan

The Plan may be amended or terminated, in whole or in part, at any time, with or without prior notice, by action of the Board.  Notwithstanding the foregoing, any amendment to the Plan, in whole or in part (including an amendment to terminate the Plan or to cause an Eligible Employee who was a Participant immediately prior to a proposed action to cease to be a Participant), that is adverse to the interests of any Participant (except for an amendment to which the adversely affected Participant consents) will not be effective (1) with respect to any such amendment that is adopted prior to a Change in Control, until the date which is one year following the date of such amendment, and (2) with respect to any such amendment that is adopted concurrent with or following a Change in Control, until the date which is two years following the date of such amendment; provided, however, that any amendment which is adverse to the interests of any Participant (except for an amendment to which the adversely affected Participant consents) and is adopted within six months prior to a Change in Control will be void upon such Change in Control; and provided, further, that this Plan may be amended at any time and from time to time without Participant consent to comply with any recapture or “clawback” policy of the Company adopted by the Board to comply with Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Stock may be traded, as determined by the Plan Administrator.

Section 10

Restrictive Covenants

10.1     Acknowledgements and Agreements. The Participant acknowledges and agrees that in the performance of the Participant’s duties to the Company during the Participant’s employment with the Company, the Participant shall be brought into frequent contact with existing and potential customers of the Company throughout the world. The Participant also agrees that trade secrets and confidential information of the Company, more fully described in Section 10.8, gained by the Participant during the Participant’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Participant further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that the Participant not compete with the Company during the Participant’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in this Section 10.

10.2     Competitive Activity During Employment. While employed by the Company, the Participant shall not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, the Participant shall not:

(a)     enter into or engage in any business which competes with the Company’s Business;

(b)     solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(c)     divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(d)     promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

10.3     Following Termination. For a period of one (1) year following the Participant’s termination of employment with the Company, the Participant will not:

(a)     perform services the same as or substantially similar to the services provided by the Participant to the Company within two years prior to the Participant’s Termination Date to any business which competes with the Company’s Business within the Restricted Territory;

(b)     solicit customers or businesses, or prospective customers or businesses, with whom the Participant had Material Contact during the Participant’s employment with the Company for the purpose of providing any products and services in competition with the Company’s Business within the Restricted Territory; or

(c)     divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so.

10.4     Indirect Competition. For the purposes of Sections 10.2 and 10.3 inclusive, but without limitation thereof, the Participant shall be in violation thereof if he engages in any or all of the activities set forth therein directly as an individual on the Participant’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Participant or the Participant’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

10.5     Certain Defined Terms.

(a)     “Company”, for the purposes of this Section 10, shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Participant worked or had responsibility at the time of termination of the Participant’s employment and at any time during the two (2) year period prior to such termination.

(b)     “Company’s Business” shall mean, for the purposes of this Section 10, the business of television broadcasting and the ownership and operation of broadcast television stations and related digital assets.

(c)     “Material Contact” shall mean, for the purposes of this Section 10, contact between the Participant and any customer, business or prospective customer or business: (i) with whom or which the Participant dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by the Participant; or (iii) about whom the Participant obtained confidential information in the ordinary course of business as a result of the Participant’s association with the Company.

(d)     “Restricted Territory” shall mean, for the purposes of this Section 10, the designated market areas in which the Company’s television stations and related digital assets operate at the time of termination of the Participant’s employment.

10.6     Extension. If it shall be judicially determined that the Participant has violated Section 10.3, then the period applicable to each obligation that the Participant shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

10.7     Non-Solicitation. The Participant shall not, directly or indirectly, at any time, during the period of the Participant’s employment or for a period of one (1) year thereafter, attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. The Participant acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

10.8     Further Covenants.

(a)     The Participant shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after the Participant’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Participant’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how the Participant may have acquired such information for so long as such trade secrets or confidential information shall retain its character as such. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Participant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of the Participant, and whether compiled by the Company and/or the Participant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Participant during the Participant’s employment with the Company (except in the course of performing the Participant’s duties and obligations to the Company) or after the termination of the Participant’s employment shall constitute a misappropriation of the Company’s trade secrets or confidential information. Nothing in this Plan prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

(b)     The Participant agrees that upon termination of the Participant’s employment with the Company for any reason, the Participant shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 10.8(a). In the event that such items are not so returned, the Company shall have the right to charge the Participant for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)     The Participant agrees that he will not make or issue, or procure any person, firm or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, its business, its actions or its officers, directors or employees, to any person or entity, regardless of the truth or falsity of such statement. Nothing in this section is intended to or shall prohibit the Participant from: (i) providing truthful testimony compelled by applicable law or legal process; or (ii) cooperating fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation

10.9     Discoveries and Inventions; Work Made for Hire.

(a)     The Participant agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Participant for the Company, the Participant shall assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. The Participant has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Participant conceives and/or develops entirely on the Participant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by the Participant for the Company. The Participant agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by the Participant, either solely or jointly with others, within one (1) year following the termination of the Participant’s employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(b)     In order to determine the rights of the Participant and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, the Participant agrees that during the Participant’s employment, and for one (1) year after the termination of the Participant’s employment, the Participant shall disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Participant solely or jointly with others. The Company agrees to keep any such disclosures confidential. The Participant also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials shall be the exclusive property of the Company. The Participant agrees that at the request of and without charge to the Company, but at the Company’s expense, the Participant shall execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that the Participant shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure the Participant’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Participant’s physical or mental incapacity or for any other reason whatsoever, the Participant irrevocably designates and appoints the Corporate Secretary of the Company as the Participant’s attorney-in-fact to act on the Participant’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(c)     The Participant acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Participant during the Participant’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item shall recognize the Company as the copyright owner, shall contain all proper copyright notices, e.g., “(creation date) Gray Television, Inc., All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

10.10     Communication of Restrictive Covenants. While employed by the Company and for one (1) year thereafter, the Participant shall communicate the contents of this Section 10 to any person, firm, association, partnership, corporation or other entity that the Participant intends to be employed by, associated with or represent.

10.11     Confidentiality Agreements. The Participant agrees that he shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to the Participant’s former employers. Except as indicated, the Participant warrants that he is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit the Participant’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. The Participant agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit the Participant’s right to make disclosures or to engage in any other activities contemplated by the Participant’s employment with the Company.

10.12     Remedies. The Participant acknowledges and agrees that the remedy at law available to the Company for breach of any of the Participant’s obligations under this Agreement would be inadequate. The Participant therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 10.2, 10.3, 10.4, 10.6, 10.7, 10.8, 10.9, 10.10, and 10.11 inclusive, of this Agreement, without the necessity of proof of actual damage.

10.13     Reasonableness. The Participant acknowledges that the Participant’s obligations under this Section 10 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if the Participant were to violate such obligations. The Participant further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Participant acknowledges constitutes good, valuable and sufficient consideration.

10.14     Enforcement, Severability and Blue Pencil. It is the desire and intent of the Participant and the Company that the provisions of this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any of the provisions or terms of this Section 10 are construed by a court of competent jurisdiction to be invalid or unenforceable, it shall not affect the remainder of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable provision. Any invalid or unenforceable provision shall be reformed to the maximum time, geographic and/or customer limitations permitted by the applicable laws, so as to be valid and enforceable.

[Signature appears on next page.]

IN WITNESS WHEREOF, Gray Television, Inc. has caused this Plan to be executed this 7th day of August 2017, to be effective as specified herein.

GRAY TELEVISION, INC.

By: /s/ Hilton H. Howell, Jr.

President and Chief Executive Officer

Exhibit A

CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

This Confidential Agreement and General Release (“Agreement”) is entered into this ____ day of ________, 201_ by and between ____________________ (the “Employee”) and Gray Television, Inc. (the “Company”). This Agreement must be executed no later than forty-five (45) days after the Employee’s Separation Date (as defined below), failing which such payments and benefits to which the Employee would otherwise be entitled under the Company’s Executive and Key Employee Change in Control Severance Plan (the “Plan”) shall be forfeited. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

WHEREAS, the Employee was a Participant in the Plan;

WHEREAS, the Employee’s employment terminated effective ________________, 201___ (the “Separation Date”) in a manner entitling the Employee to benefits under such Plan subject to the execution and non-revocation of this Agreement and certain other requirements set forth herein;

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Separation Benefits.

(a)

Cash Payment to Employee: The Company shall pay the Employee a lump sum payment in cash of $___________________, less all applicable withholdings, taxes, and payroll deductions for which an IRS Form W-2 shall be issued to the Employee, on [DATE].

(b)	Other Benefits: The Company will provide to the Employee the following additional separation benefits: _______________.

2.

Adequacy of Consideration. The Employee agrees the Employee would not be entitled to the payments and benefits set forth in Paragraph 1 without execution and non-revocation of this Agreement. The Employee also acknowledges that a portion of the consideration for this Agreement is the Employee’s ongoing compliance with the terms of the Agreement over time. The Employee also acknowledges that if any payments are made to the Employee under the terms of this Agreement, but are suspended pursuant to Paragraph 12, then the payments made to the Employee are satisfactory and adequate consideration for the covenants and releases made by the Employee herein.

3.

Resignation. As of the Separation Date, the Employee resigns from all other positions the Employee holds as an officer, employee or director of the Company and its subsidiaries and affiliates. Further, the Employee agrees to promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the Employee’s termination from all positions with the Company and its subsidiaries and affiliates.

4.

Waiver and Release of Claims. The Employee, for him/herself, his/her heirs, and anyone else who would have the right to sue on his/her behalf or in his/her place (“successors and assigns”), fully and forever releases the Company, all affiliated companies, their shareholders, directors, officers, employees and employee benefit plans (including representatives, agents, administrators and committees of such plans) (collectively, the “Company Releasees”) from all claims, causes of action or obligations of every nature whatsoever that the Employee may have on the date the Employee signs this Agreement, whether known or unknown, including without limitation claims arising out of or relating to the Employee’s employment, termination from employment or any other act, event or failure to act that has occurred before and including the date this Agreement is signed. Examples of the claims which the Employee is giving up by signing this Agreement include, but are not limited to, claims for breach of express or implied contracts, claims of intentional wrongdoing, claims for negligent or reckless wrongdoing, and claims for violation of any federal, state or local law, including laws prohibiting employment discrimination, such as, for example, the federal Age Discrimination in Employment Act (which is referred to hereafter as the “ADEA”). By signing this Agreement, the Employee does not release or give up his/her right to: (a) file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission or other federal or state agency; (b) provide assistance or participate in any investigation or hearing conducted by the EEOC, the Securities and Exchange Commission or other agency; (c) file a lawsuit to challenge whether or not the release in this Paragraph 4 is valid and effective as to claims of age discrimination under the ADEA; (d) file a lawsuit to enforce this Agreement; (e) assert claims that by law cannot be released, like workers’ compensation claims; (f) enforce his rights under directors and officers insurance policies or to indemnification in accordance with the Company’s charter, by-laws or otherwise; or (g) enforce his rights to vested or earned compensation and/or benefits including any equity compensation awards. If a charge of discrimination is filed with the EEOC, however, the release in this Paragraph 4 means that the Employee will not be entitled to receive any money or other individual remedy as a result of that charge. Notwithstanding the foregoing, the Employee will not give up his or her right to any benefits to which he or she is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or his or her rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002. The Employee agrees that he/she has not and will not file a lawsuit in court or become a member of a class in a lawsuit asserting any claims that are released by the Employee in Paragraph 4 of this Agreement and that are not within the stated exceptions.

5.

Payment of Applicable Taxes. The Company shall have the authority to withhold or to cause to be withheld applicable taxes from any payments made under or in accordance with the Agreement to the extent required by law.  In addition, the Company shall have the right to delay any benefit under this Plan to the extent that the payment of such benefit would constitute a violation of Section 409A of the Code.

6.

Assistance to the Company. The Employee agrees to cooperate with the Company to provide all information that the Company may hereafter reasonably request with respect to matters involving the Employee’s present or former relationship with the Company, the work the Employee has performed, or present or former employees or customers of the Company, so long as such requests do not unreasonably interfere with any other job in which the Employee is engaged. The Company agrees to reimburse the Employee for all reasonable out-of-pocket costs the Employee incurs in connection herewith.

7.

Restrictive Covenants. The Employee acknowledges and agrees that after the date hereof he shall continue to be subject to the restrictions set forth in Section 10 of the Plan, whose terms are expressly incorporated herein, and [LIST ANY OTHER APPLICABLE RESTRICTIVE COVENANTS] in accordance with their terms.

8.

Transfer of Claims. The Employee represents and warrants that the Employee has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any released claim. The Employee agrees to indemnify and hold the Company Releasees harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorney’s fees), causes of action or judgments based on or arising out of any such assignment or transfer.

9.

Termination of Employment/Re-Employment. The Employee’s employment relationship with the Company has been terminated. The Employee understands and agrees that, the Employee is ineligible to be re-employed by the Company, its subsidiaries, affiliates, parents or divisions in the future and that the Employee will not knowingly apply for a position with the Company.

10.

Return of Property. As a condition precedent to the Employee’s receipt of the monetary payment provided under this Agreement, the Employee shall return all Company property possessed by the Employee to the Company’s Human Resources Department, including all documents, disks, and other items containing confidential and/or proprietary information.

11.

Non-Admission. This Agreement does not constitute an admission by the Company or the Employee of any violation of any law or statute or to the merit of any other claims or potential claims of the Employee or the Company.

12.

Material Breach. The Employee acknowledges that if the Employee materially breaches or threatens to materially breach this Agreement, including but not limited to the Employee’s obligations in the paragraphs pertaining to restrictive covenants, and/or commences a suit or action or complaint in contravention of this release and waiver of claims, the Company’s obligations to pay the monies and/or provide the benefits referred to above shall immediately cease and the Company shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to the Employee under this Agreement.

12.

Entire Agreement. Except as otherwise noted in Paragraph 7 and 20 herein, this Agreement contains the entire agreement and understanding between the Employee and the Company with respect to the Employee’s separation from the Company any and all disputes or claims that the Employee has, or could have had, against the Company as of the date this Agreement is executed, and supersedes all other agreements between the Employee and the Company with regard to the Employee’s employment, compensation or any disputes or claims. This Agreement shall not be changed unless in writing and signed by both the Employee and the Company.

13.

Severability. The invalidity or unenforceability of any provision of this Agreement other than the release in Paragraph 4 shall not affect or impair any other provisions, which shall remain in full force and effect.

14.	Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles.

15.

Employee’s Acknowledgement. The Employee acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that the Employee enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein. The Employee further acknowledges and represents that the Employee assumes the risk for any mistake of fact now known or unknown, and that the Employee understands and acknowledges the significance and consequences of this Agreement and represents that its terms are fully understood and voluntarily accepted. The Employee also acknowledges (a) that the Employee has consulted with or has had the opportunity to consult with an attorney of the Employee’s choosing concerning this Agreement and has been advised to do so by the Company, and (b) that the Employee has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely and voluntarily based on the Employee’s own judgment. The Employee acknowledges that the Employee has been given a reasonable time to consider the terms of this Agreement and that the payments and benefits provided under this Agreement are in addition to those to which the Employee was already entitled.

16.

Forty-Five Day Consideration Period. The Employee acknowledges that the Employee has been given a period of at least forty-five (45) days to consider the terms of this Agreement and, if the Employee should execute it prior to the expiration of the forth-five day consideration period, knowingly waives the Employee’s right to consider this Agreement for forty-five days.

17.

Group Separation. If the Employee is terminated as part of a group termination, the Employee is age 40 or older, and the Employee is eligible for payments and benefits under the Plan, then the Employee further acknowledges that, at the beginning of the 45-day consideration period described in Paragraph 16, the Employee received an attachment describing the Company’s group termination program which contains: (i) the class, unit or group of employees from among whom employees were considered for termination (“Decisional Unit”); (ii) eligibility factors for selection for termination; (iii) the job titles and ages of all individuals selected for termination within the Decisional Unit; and (iv) the job titles and ages of all individuals who were not selected for termination within the Decisional Unit.

18.

Seven-Day Revocation Period. The Employee acknowledges that the Employee may, for a period of seven (7) days following the execution of this Agreement, revoke acceptance thereof. This revocation must be done in writing and delivered to the Company’s Legal Department before the close of business on the seventh day. This Agreement shall not become effective until the expiration of this seven-day revocation period.

19.	Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.	Survival. For the avoidance of doubt, Sections 3.1, 3.2, 4.3, 5, 6, 7, 8.15 and 10 of the Plan shall survive and continue to apply to the Employee and the Company.

21.

Confidentiality. The Employee agrees that he will keep the terms of this Agreement confidential and will not disclose such terms and contents of this Agreement or any discussions between the Employee and Company related to the Agreement or the circumstances surrounding the Employee’s separation from employment with Company, except as required by law, or for tax, accounting or financial purposes. However, the Employee understands that he may discuss this Agreement with his attorney and spouse. If a disclosure by the Employee is required for an appropriate tax or accounting purpose or to the Employee’s spouse, the Employee will communicate the confidentiality provisions of this Agreement to any person to whom such disclosure is made, and any further disclosure by such person to any individual or entity shall be deemed a disclosure by the Employee in violation of this Agreement. Nothing in this section is intended to or shall prohibit the Employee from: (i) providing truthful testimony compelled by applicable law or legal process; or (ii) cooperating fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation.

IT IS VERY IMPORTANT THAT YOU CAREFULLY READ AND UNDERSTAND ALL THE TERMS OF THIS AGREEMENT BEFORE YOU SIGN IT.
YOU SHOULD CONSULT WITH A LAWYER BEFORE SIGNING.

SO AGREED

EMPLOYEE	GRAY TELEVISION, INC.

By: __________________________	By: __________________________

______________________________	______________________________
Print Name	Print Name

______________________________	______________________________
Date	Date